NEWS RELEASE

Valvoline Reports Fourth Quarter and Fiscal Year 2017 Results; Provides Fiscal 2018 Outlook
For the quarter, Valvoline Instant Oil Change (VIOC) delivers system-wide same-store sales (SSS) growth of 8.6 percent, Core North America premium mix increases 540 basis points and International volume grows 6 percent
For the full year, Valvoline reports net income of $304 million, record EBITDA from operating segments of $447 million and the eleventh consecutive year of SSS growth in VIOC at 7.4 percent
Fiscal Fourth Quarter summary

•	Reported net income of $105 million, including a $60 million pre-tax gain primarily related to pension remeasurements, and reported earnings per diluted share (EPS) of $0.52; adjusted EPS of $0.33

•	Reported operating income of $191 million; EBITDA from operating segments (Core North America, Quick Lubes and International) of $111 million

•	Lubricant volume grew 2 percent to 45.6 million gallons

•	VIOC system-wide SSS grew 8.6 percent
Fiscal 2017 highlights

•	Reported net income of $304 million, including a $68 million pre-tax gain primarily related to pension remeasurements, and reported EPS of $1.49; adjusted EPS of $1.39

•	Reported operating income of $532 million; EBITDA from operating segments of $447 million

•	Lubricant volume grew 3 percent to 179.7 million gallons

•	VIOC system-wide SSS grew 7.4 percent, the eleventh consecutive year of SSS growth

•	Cash used in operating activities was $130 million, including a voluntary pension contribution of approximately $400 million; free cash flow was $196 million
LEXINGTON, Ky., November 8, 2017 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2017.
Reported fourth-quarter net income was $105 million, compared to $65 million in the prior year. Adjusted net income was $68 million, which excluded $37 million of after-tax income primarily related to mark-to-market pension remeasurement impacts. Adjusted prior year net income was

$59 million, which excluded $6 million of after-tax income also primarily related to pension remeasurements.
Fourth quarter results were driven by strong SSS in VIOC, growth in premium product mix and continued volume gains in international markets. EBITDA from operating segments of $111 million grew 5 percent as compared to the prior year period with overall favorable volume and mix more than offsetting planned investments in SG&A. The bond issuance completed during the quarter added $3 million of interest expense, which had a 1-cent impact on both reported and adjusted EPS.
All comparisons in this news release are versus the fiscal fourth quarter or full year 2016, unless otherwise stated. To aid in the understanding of Valvoline's ongoing business performance, certain items are presented on an adjusted basis. For a reconciliation of non-GAAP measures (which are defined in the paragraph "Use of Non-GAAP Measures"), refer to tables 4 and 7-9 in this news release.
"We delivered EBITDA from operating segments consistent with our expectations and continued to execute our core priorities, demonstrated by strong same-store sales, enhanced premium mix and international volume growth," said Chief Executive Officer Sam Mitchell. "We delivered these results while facing some challenges during the quarter related to the hurricanes, but our team was able to maintain the continuity and stability of the business, limiting the impact to our customers."
Operating Segment Results for the Fourth Quarter
Core North America

•	Lubricant volume declined 1% to 24.9 million gallons, branded volume increased 2%

•	Branded premium mix increased 540 basis points to a record 47.7%

•	Operating income grew 2% to $43 million, EBITDA grew 4% to $48 million
Core North America branded volumes grew 2 percent in the quarter. Branded volume growth was offset by a reduction in lower-margin non-branded business, which drove the modest volume decline for the segment. Core North America continued to grow premium product sales with premium mix increasing 540 basis points to 47.7 percent of branded volume, due in part to the effectiveness of promotions and ongoing efforts to create value for retailer and installer customers.
Overall favorable mix and the partial benefit of previously announced pricing actions to cover higher raw material costs drove the increase in segment EBITDA, which more than offset planned increases in SG&A. The margin improvement actions taken during the latter part of fiscal 2017 are expected to benefit unit margins in the first quarter of fiscal 2018.
Quick Lubes

•	VIOC SSS increased 8.6% overall, 9.8% for company-owned and 8.1% for franchised stores

•	Operating income grew 9% to $36 million, EBITDA grew 11% to $42 million

•	VIOC ended the quarter with 1,127 stores overall, an increase of 14 during the quarter and 59 over prior year

The Quick Lubes operating segment had an exceptional quarter, reflecting the continued success of the company's VIOC retail operations. Growth in SSS was primarily the result of increased transactions. Customer acquisition tools, enhanced by the new advertising campaign launched during the summer, along with continued execution of VIOC's proprietary retail model drove the increase in transactions.
Volume and EBITDA growth were driven by SSS and the addition of 59 net new stores as compared to prior year.
On September 7, Valvoline announced the signing of eight franchise development agreements for the addition of more than 160 stores by 2023. Two of these agreements, for more than 100 stores, were with its largest franchisee, Henley Enterprises, Inc. The company also acquired 56 stores from Henley Bluewater LLC on October 2.
International

•	Lubricant volume grew 6% to 14.6 million gallons, 11% including unconsolidated joint ventures

•	Lubricant volume from unconsolidated joint ventures grew 23%, to a record 8.7 million gallons

•	Operating income and EBITDA each declined $1 million, to $20 million and $21 million, respectively
The International operating segment continued its trend of broad-based volume growth across emerging and mature markets. The growth was driven by ongoing market penetration from a combination of channel development, brand building and improved product and service offerings in key markets.
Solid volume growth, improved joint venture results and modest foreign exchange benefits were offset by higher raw materials costs, leading to the decline in segment EBITDA. Price increases were implemented during the quarter that are expected to offset these cost increases in the first quarter of fiscal 2018.
Balance Sheet and Cash Flow

•	Total debt of $1.1 billion

•	Net debt of $923 million

•
Full-year cash used in operating activities was $130 million, which includes cash interest and pension contributions (inclusive of a significant voluntary contribution) attributable to the new capital structure in 2017

•	Full-year free cash flow (defined as operating cash flow less capital expenditures and certain other adjustments, which for 2017 includes the voluntary pension contribution) was $196 million
During the quarter, the company completed its previously announced voluntary contribution of nearly $400 million to the U.S. qualified pension plan. At the end of fiscal 2017, total unfunded employee benefit obligations were $357 million, as compared to $904 million at the end of the prior year. In the fourth quarter, Valvoline also executed a retiree annuity purchase transaction where it transferred nearly $600 million of pension obligations and a similar amount of plan assets to a third party. Both transactions are part of ongoing actions to reduce risk and long-term volatility associated with the underfunded pension obligations.
Fiscal Year 2017 Review

"I'm very pleased with the team's accomplishments during what has been a foundational year for Valvoline," said Mitchell. "We made investments in packaging innovations in Core North America, as well as in digital infrastructure. We expanded our quick lube model, both organically and through acquisitions. We further developed our channels in existing international markets and invested resources in developing new markets. We made investments in SG&A necessary to operate as a public company and took action to reduce risk related to the pension obligations we assumed as part of the separation from Ashland.
"The strength of the business model was especially evident in 2017, delivering record segment operating EBITDA and strong free cash flow during a year with significant raw material cost inflation and SG&A investments."
For fiscal 2017 -- its first full year as a public company -- Valvoline delivered volume growth of 3 percent and record EBITDA from operating segments of $447 million. Quick Lubes system-wide SSS increased 7.4 percent; premium mix in Core North America improved by 440 basis points, while International volumes grew 9 percent. Free cash flow was $196 million and the company returned $90 million to shareholders through its dividends and share repurchases.
Fiscal 2018 Outlook
"Building on the foundation we set in 2017, we expect fiscal 2018 to be a great year for Valvoline as we focus our efforts to accelerate growth," Mitchell said. "We are well positioned to continue to protect and grow unit margins and gain share across our segments. We plan to add significantly more stores in VIOC through new company stores, franchise store expansion and acquisition."
Valvoline expects to early adopt new accounting guidance, which will reclassify non-service pension and other post-employment benefit (OPEB) income to be non-operating. Beginning in fiscal 2018, adjusted EBITDA and adjusted EPS will both exclude non-operating pension and OPEB income. We expect our adjusted EBITDA in fiscal 2018 to be between $480 and $500 million. This compares to our fiscal 2017 EBITDA from operating segments of $447 million. Similarly, we expect our diluted adjusted EPS excluding pension and OPEB plan income to be between $1.20 and $1.28 in fiscal 2018. This range compares to fiscal 2017 results of $1.18, which represents our adjusted EPS of $1.39 reduced by $0.21 to remove the impact of after-tax pension and OPEB income.
Additional information regarding our outlook for fiscal 2018 is provided in the table below.

	2018 Outlook	2017 Performance
Operating Segments
Lubricant gallons	3-4%	3%
Revenues	7-9%	8%
New stores
VIOC company-owned (excluding franchise conversions)	23-25	28
VIOC franchised (excluding franchise conversions)	25-35	31
VIOC same-store sales	4-6%	7.4%
Adjusted EBITDA (excluding pension & OPEB income)	$480-$500 million	$447 million
Corporate Items
Pension & OPEB income (excluding remeasurements)	$40 million	$70 million
Adjusted effective tax rate	34-35%	34.6%
Diluted adjusted EPS (excluding pension & OPEB income)	$1.20-$1.28	$1.18
Capital expenditures	$80-$90 million	$68 million
Free cash flow (inclusive of cash tax benefit for pension funding)	$260-$290 million	$196 million

For first-quarter fiscal 2018, Valvoline anticipates adjusted EBITDA (excluding pension and OPEB income) of $108-$113 million.

Our outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. We are unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted earnings per share without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted earnings per share in 2018 but would not impact non-GAAP adjusted results.
Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal fourth-quarter and full-year 2017 conference call at 9 a.m. ET on Thursday, November 9, 2017. The webcast and supporting materials will be accessible through Valvoline's website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.
Initial Public Offering (IPO) and Basis of Presentation
In September 2016, in connection with the IPO, Ashland Inc. contributed the capital stock of its business unit Valvoline to Valvoline Inc. Prior to this time, Ashland held substantially all of the assets and liabilities related to Valvoline’s current business.
The financial statements for periods presented prior to the IPO were prepared on a stand-alone basis, derived from Ashland’s consolidated financial statements and accounting records using the historical results of operations, and assets and liabilities attributed to Valvoline’s operations, including allocations of expenses from Ashland. For periods following the IPO, Valvoline was transferred various assets and liabilities from Ashland and has been operating as a stand-alone business with arms-length transition service agreements with Ashland. On May 12, 2017, Ashland distributed all of its remaining interest in Valvoline to Ashland stockholders, marking the completion of Valvoline's separation from Ashland.
Our consolidated and segment results for periods prior to the IPO are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a stand-alone public company during the periods presented.
Use of Non-GAAP Measures
Valvoline has included within this news release several non-GAAP measures, on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income, earnings per share or cash flows from operating activities as a measure of operating performance or cash flows. The following are the non-GAAP measures management has included and how management defines them:

•	EBITDA, which management defines as net income, plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization;

•
Adjusted EBITDA, which management defines as EBITDA adjusted for losses (gains) on pension and other postretirement plans remeasurement, impairment of equity investment, and other items (which can include costs related to the Separation from Ashland, impact of significant acquisitions or divestitures, or restructuring costs);

•	Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments as applicable;

•	Adjusted net income, which management defines as net income adjusted for certain key items impacting comparability; and

•	Adjusted earnings per share, which management defines as earnings per share using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP, contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted earnings per share. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income, and Adjusted earnings per share. provide a supplemental presentation of Valvoline’s operating performance on a consolidated and operating segment basis.

Adjusted EBITDA generally includes adjustments for unusual, non-operational or restructuring-related activities. Valvoline’s consolidated financial statements include actuarial gains and losses for defined benefit pension and other postretirement benefit plans recognized annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions, for example the life expectancy of plan participants. Management believes Adjusted EBITDA provides investors with a meaningful supplemental presentation of Valvoline’s operating performance, which includes the expected return on pension plan assets and excludes both the actual return on pension plan assets and the impact of actuarial gains and losses in fiscal 2017. Though classified in operating income in fiscal 2017, management believes these actuarial gains and losses are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the operations of the underlying business and that do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees and retirees.
Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By deducting capital expenditures and certain other adjustments, as applicable, management is able to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as allocated costs and mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.
Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, you should rely primarily on net income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share you should be aware that in the future Valvoline may incur expenses similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net income and Adjusted earnings per share should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or non-recurring items.
About ValvolineTM

Valvoline Inc. (NYSE: VVV) is a leading worldwide producer and distributor of premium-branded automotive, commercial and industrial lubricants, and automotive chemicals. Valvoline ranks as the #2 quick-lube chain by number of stores and #3 passenger car motor oil brand in the DIY market by volume in the United States. The brand operates and franchises more than 1,070 Valvoline Instant Oil ChangeSM centers in the United States. It also markets ValvolineTM lubricants and automotive chemicals; MaxLifeTM lubricants created for higher-mileage engines, SynPowerTM synthetic motor oil; and ZerexTM antifreeze. Visit www.valvoline.com to learn more.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in the news release, including statements regarding our industry, position, goals, strategy, operations, financial position, revenues, estimated costs, prospects, margins, profitability, capital expenditures, liquidity, capital resources, dividends, plans and objectives of management are forward-looking statements. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, Valvoline™ may, from time to time, make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Valvoline’s current expectations and assumptions regarding, as of the date such statements are made, Valvoline’s future operating performance and financial condition, including Valvoline’s future financial and operating performance, strategic and competitive advantages, leadership and future opportunities, as well as the economy and other future events or circumstances. Valvoline’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw material cost increases through price increases), and risks and uncertainties associated with the following: demand for Valvoline’s products and services; sales growth in emerging markets; the prices and margins of Valvoline’s products and services; the strength of Valvoline’s reputation and brand; Valvoline’s ability to develop and successfully market new products; Valvoline’s ability to retain its largest customers; achievement of the expected benefits of Valvoline's separation from Ashland; Valvoline’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Valvoline’s future cash flows, results of operations, financial condition and Valvoline’s ability to repay debt) and other liabilities; operating as a stand-alone public company; failure, caused by Valvoline, of Ashland's distribution of Valvoline common stock to Ashland shareholders to qualify for tax-free treatment, which may result in significant tax liabilities to Ashland for which Valvoline may be required to indemnify Ashland; and the impact of acquisitions and/or divestitures Valvoline has made or may make (including the possibility that Valvoline may not realize the anticipated benefits from such transactions or difficulties with integration). These forward-looking statements are also subject to the risks and uncertainties affecting Valvoline that are described in its most recent Form 10-K (including in Item 1A Risk Factors and “Use of estimates, risks and uncertainties” in Note 2 of Notes to Consolidated Financial Statements) filed with the SEC, which is available on Valvoline’s website at http://investors.valvoline.com/sec-filings. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this news release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although Valvoline believes that the expectations reflected in these forward-looking statements are reasonable, Valvoline cannot guarantee that the expectations reflected herein will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Valvoline or any other person that Valvoline will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date of this news release. Except as required by law, Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
All forward-looking statements attributable to Valvoline are expressly qualified in their entirety by these cautionary statements as well as others made in this news release and hereafter in Valvoline’s other SEC filings and public communications. You should evaluate all forward-looking statements made by Valvoline in the context of these risks and uncertainties.
Financial results are preliminary until Valvoline's Form 10-K is filed with the SEC.
TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries
FOR FURTHER INFORMATION
Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Valerie Schirmer
+1 (859) 357-3235
vschirmer@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2017	2016	2017	2016

Sales	$547	$494	$2,084	$1,929
Cost of sales (a)	349	300	1,306	1,168
GROSS PROFIT	198	194	778	761
Selling, general and administrative expense (b)	83	92	375	365
Pension and other postretirement plan non-service income and remeasurement adjustments, net	(76)	(19)	(136)	(22)
Separation costs	5	6	32	6
Equity and other income	(5)	(3)	(25)	(19)
OPERATING INCOME	191	118	532	431
Net interest and other financing expense	14	9	42	9
Net loss on acquisition	—	—	—	1
INCOME BEFORE INCOME TAXES	177	109	490	421
Income tax expense	72	44	186	148
NET INCOME	$105	$65	$304	$273

NET EARNINGS PER SHARE (c)
BASIC	$0.52	$0.38	$1.49	$1.60
DILUTED	$0.52	$0.38	$1.49	$1.60

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (c)
BASIC	203	171	204	170
DILUTED	203	171	204	170

(a)
Cost of sales includes pension and other postretirement plan non-service income and remeasurement adjustments of approximately $2 million of income for the three months and fiscal year ended September 30, 2017 and $11 million and $13 million of income for the three months and fiscal year ended September 30, 2016, respectively.

(b)	Includes approximately $19 million and $79 million of corporate expenses allocated from Ashland for the three months and fiscal year ended September 30, 2016, respectively.
(c)
The Company has corrected an immaterial error in the net earnings per share (EPS) calculations for the prior year periods. EPS was originally reported based on a weighted average common shares outstanding of 204.5 million, which reflected both the 170 million shares issued to Ashland in the reorganization as well as the 34.5 million shares issued in the Initial Public Offering (IPO) on September 28, 2016. EPS for the periods prior to and including September 30, 2016 have been revised based on an adjusted weighted average common shares outstanding amount that includes the IPO shares only for the period they were outstanding. The impact of this change resulted in an increase in previously reported EPS of $0.06 and $0.27 for the three months and year ended September 30, 2016, respectively.

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	September 30	September 30
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$201	$172
Accounts receivable, net	385	363
Inventories, net	175	139
Other assets	29	56
Total current assets	790	730

Noncurrent assets
Property, plant and equipment, net	391	324
Goodwill and intangibles, net	335	267
Equity method investments	30	26
Deferred income taxes	281	389
Other assets	88	89
Total noncurrent assets	1,125	1,095

Total assets	$1,915	$1,825

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Short-term debt	$75	$—
Current portion of long-term debt	15	19
Trade and other payables	192	177
Accrued expenses and other liabilities	196	204
Total current liabilities	478	400

Noncurrent liabilities
Long-term debt	1,034	724
Employee benefit obligations	342	886
Deferred income taxes	—	2
Other liabilities	178	143
Total noncurrent liabilities	1,554	1,755

Stockholders’ deficit	(117)	(330)

Total liabilities and stockholders' deficit	$1,915	$1,825

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Year ended
	September 30
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$304	$273
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	42	38
Debt issuance cost amortization	3	4
Deferred income taxes	117	13
Equity income from affiliates	(12)	(12)
Distributions from equity affiliates	8	16
Net loss on acquisition	—	1
Pension contributions	(412)	(2)
Gain on pension and other postretirement plan remeasurements	(68)	(42)
Stock-based compensation expense	9	—
Change in operating assets and liabilities (a)	(121)	22
Total cash (used in) provided by operating activities	(130)	311

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(68)	(66)
Proceeds from disposal of property, plant and equipment	1	1
Acquisitions, net of cash acquired	(68)	(83)
Total cash used in investing activities	(135)	(148)

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from (to) former parent	5	(1,504)
Cash contributions from former parent	—	60
Proceeds from initial public offering, net of offering costs of $40	—	719
Proceeds from borrowings, net of issuance costs of $5 in 2017 and $15 in 2016	470	1,372
Repayments on borrowings	(90)	(637)
Repurchase of common stock	(50)	—
Cash dividends paid	(40)	—
Total cash provided by financing activities	295	10
Effect of currency exchange rate changes on cash and cash equivalents	(1)	(1)
INCREASE IN CASH AND CASH EQUIVALENTS	29	172
Cash and cash equivalents - beginning of period	172	—
CASH AND CASH EQUIVALENTS - END OF PERIOD	$201	$172

(a) Excludes changes resulting from operations acquired or sold.

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	September 30
	2017				2016
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Core North America	$256	$43	$5	$48	$239	$42	$4	$46
Quick Lubes	147	36	6	42	125	33	5	38
International	144	20	1	21	130	21	1	22
Total operating segments	547	99	12	111	494	96	10	106
Unallocated and other (a)		92		92		22		22
Total results	547	191	12	203	494	118	10	128
Key items:
Gain on pension and other postretirement plan remeasurements		(60)		(60)		(23)		(23)
Separation costs		5		5		6		6
Adjustment associated with Ashland tax indemnity		(14)		(14)		—		—
Change in estimate - insurance reserves		(5)		(5)
Adjusted results	$547	$117	$12	$129	$494	$101	$10	$111

	Year ended
	September 30
	2017				2016
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Core North America	$1,004	$199	$15	$214	$979	$212	$16	$228
Quick Lubes	541	130	22	152	457	117	17	134
International	539	76	5	81	493	74	5	79
Total operating segments	2,084	405	42	447	1,929	403	38	441
Unallocated and other (a)		127		127		28		27
Total results	2,084	532	42	574	1,929	431	38	468
Key items:
Gain on pension and other postretirement plan remeasurements		(68)		(68)		(18)		(18)
Separation costs		32		32		6		6
Adjustment associated with Ashland tax indemnity		(16)		(16)		—		—
Change in estimate - insurance reserves		(5)		(5)
Net loss on acquisition				—				1
Adjusted results	$2,084	$475	$42	$517	$1,929	$419	$38	$457

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, separation costs and certain other corporate and non-operational costs.

Valvoline Inc. and Consolidated Subsidiaries				Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2017	2016	2017	2016
CORE NORTH AMERICA
Lubricant sales (gallons)	24.9	25.1	99.4	101.2
Premium lubricants (percent of U.S. branded volumes)	47.7%	42.3%	45.8%	41.4%
Gross profit as a percent of sales (a)	37.0%	37.0%	39.5%	41.2%
QUICK LUBES
Lubricant sales (gallons)	6.1	5.6	22.5	20.2
Premium lubricants (percent of U.S. branded volumes)	60.9%	58.2%	59.9%	57.1%
Gross profit as a percent of sales (a)	41.0%	41.7%	40.3%	41.6%
Valvoline operated same-store sales	9.8%	5.4%	7.0%	6.2%
Franchised same-store sales	8.1%	7.4%	7.5%	8.0%
INTERNATIONAL
Lubricant sales (gallons) (b)	14.6	13.8	57.8	53.1
Lubricant sales (gallons), including unconsolidated joint ventures	23.3	20.9	94.7	85.3
Premium lubricants (percent of lubricant volumes)	28.9%	28.9%	27.6%	29.0%
Gross profit as a percent of sales (a)	28.5%	33.0%	29.8%	31.4%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)	Excludes volumes from unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017	First Quarter 2017	Fourth Quarter 2016

Beginning of period	383	374	347	342	333
Opened	2	1	—	—	2
Acquired	1	—	28	—	—
Conversions between company-owned and franchise	—	9	—	5	7
Closed	(2)	(1)	(1)	—	—
End of period	384	383	374	347	342

	Franchise
	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017	First Quarter 2017	Fourth Quarter 2016

Beginning of period	730	734	729	726	722
Opened	15	6	7	10	12
Acquired	—	—	—	—	—
Conversions between company-owned and franchise	—	(9)	—	(5)	(7)
Closed	(2)	(1)	(2)	(2)	(1)
End of period	743	730	734	729	726

Total VIOC Stores	1,127	1,113	1,108	1,076	1,068

	Express Care
	Fourth Quarter 2017	Third Quarter 2017	Second Quarter 2017	First Quarter 2017	Fourth Quarter 2016

Number of locations at end of period	316	316	313	353	347

Valvoline Inc. and Consolidated Subsidiaries
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE				Table 7
(In millions, except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2017	2016	2017	2016

Reported net income	$105	$65	$304	$273
Adjustments:
Gain on pension and other postretirement plan remeasurements	(60)	(23)	(68)	(18)
Separation costs	5	6	32	6
Adjustment associated with Ashland tax indemnity	(14)	—	(16)	—
Change in estimate - insurance reserves	(5)	—	(5)	—
Net loss on acquisition	—	—	—	1
Accelerated debt issuance cost amortization due to repayment	—	4	—	4
Total adjustments, pre-tax	(74)	(13)	(57)	(7)
Income tax expense of adjustments	34	7	33	4
Lost tax credit due to voluntary pension contribution	3	—	3	—
Total adjustments, after tax	(37)	(6)	(21)	(3)
Adjusted net income	$68	$59	$283	$270

Reported diluted earnings per share (a)	$0.52	$0.38	$1.49	$1.60
Adjusted diluted earnings per share (a)	$0.33	$0.35	$1.39	$1.59

Weighted average diluted common shares outstanding (a)	203	171	204	170

(a)
The Company has corrected an immaterial error in the net earnings per share (EPS) calculations for the prior year periods. EPS was originally reported based on a weighted average common shares outstanding of 204.5 million, which reflected both the 170 million shares issued to Ashland in the reorganization as well as the 34.5 million shares issued in the Initial Public Offering (IPO) on September 28, 2016. EPS for the periods prior to and including September 30, 2016 have been revised based on an adjusted weighted average common shares outstanding amount that includes the IPO shares only for the period they were outstanding. The impact of this change resulted in an increase in previously reported EPS of $0.06 and $0.27 for the three months and year ended September 30, 2016, respectively.

Valvoline Inc. and Consolidated Subsidiaries				Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2017	2016	2017	2016
Adjusted EBITDA - Valvoline
Net income	$105	$65	$304	$273
Add:
Income tax expense	72	44	186	148
Net interest and other financing expense	14	9	42	9
Depreciation and amortization	12	10	42	38
EBITDA	203	128	574	468
Key items: (a)
Gain on pension and other postretirement plan remeasurements	(60)	(23)	(68)	(18)
Separation costs	5	6	32	6
Adjustment associated with Ashland tax indemnity	(14)	—	(16)	—
Change in estimate - insurance reserves	(5)	—	(5)	—
Net loss on acquisition	—	—	—	1
Adjusted EBITDA	$129	$111	$517	$457

Adjusted EBITDA - Unallocated and Other
Operating income	$92	$22	$127	$28
Add:
Depreciation and amortization	—	—	—	—
Net loss on acquisition	—	—	—	(1)
EBITDA	92	22	127	27
Gain on pension and other postretirement plan remeasurements	(60)	(23)	(68)	(18)
Separation costs	5	6	32	6
Adjustment associated with Ashland tax indemnity	(14)	—	(16)	—
Change in estimate - insurance reserves	(5)	—	(5)	—
Net loss on acquisition	—	—	—	1
Adjusted EBITDA	$18	$5	$70	$16

(a) All key items were recorded in Unallocated and Other. The table above reconciles Unallocated and Other operating income and certain other costs below operating income, as applicable, to Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Year ended
	September 30
Free cash flow (a)	2017	2016
Total cash flows (used in) provided by operating activities	$(130)	$311
Adjustments:
Additions to property, plant and equipment	(68)	(66)
Voluntary contributions to pension plans	394	—
Free cash flow	$196	$245

		Year ended
		September 30
Free cash flow (a)		2018 Outlook
Total cash flows provided by operating activities		$340 - $380
Adjustments:
Additions to property, plant and equipment		(80 - 90)
Free cash flow		$260 - $290

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.